UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2015

6D GLOBAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35002	47-1899833
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.)

17 State Street, Suite 2550
New York, NY 10004
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 681-2345

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2015, David S. Kaufman, a director of 6D Global Technologies, Inc. (the “Company”), gave written notice to the Company of his resignation from his position as a member of the Board of Directors of the Company (the “Board”). Mr. Kaufman’s resignation will be effective on the earlier of Friday, October 30, 2015, or the appointment of his successor. Mr. Kaufman is a director, the Chairman of the Governance and Nominating Committee, and a member of the Audit and Compensation Committees. Mr. Kaufman advised the Board that the reasons for his resignation were not the result of any disagreement with the Company.

On September 30, 2015, Anubhav Saxena, a director of the Company, gave written notice to the Company of his resignation from his position as a member of the Board. Mr. Saxena’s resignation will be effective on the earlier of Friday, October 30, 2015, or the appointment of his successor. Mr. Saxena is a director, Chairman of the Compensation Committee, and a member of the Audit and Nominating and Governance Committees. Mr. Saxena advised the Board that the reasons for his resignation were not the result of any disagreement with the Company.

On October 5, 2015, Terry K. McEwen, a director of the Company, gave written notice to the Company of his resignation from his position as a member of the Board. Mr. McEwen’s resignation will be effective on the earlier of Thursday, November 5, 2015, or the appointment of his successor. Mr. McEwen advised the Board that the reasons for his resignation were not the result of any disagreement with the Company.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

6D GLOBAL TECHNOLOGIES, INC.

Date: October 6, 2015	By:	/s/ Tejune Kang
Name: Tejune Kang
Title: Chief Executive Officer